Exhibit 3.4

                         ANNALY CAPITAL MANAGEMENT, INC.

                              ARTICLES OF AMENDMENT

         Annaly Capital Management, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST:            The charter of the Corporation is hereby amended by
deleting ARTICLE VI(A) in its entirety and adding a new ARTICLE VI(A) to read as follows:

                                   "ARTICLE VI

                           A. The total number of shares of stock of all classes which the Corporation has authority to issue is one billion (1,000,000,000) shares of capital stock, par value one cent ($0.01) per share, amounting in the aggregate par value to ten million dollars ($10,000,000). Of these shares of capital stock, 987,987,500 shares are classified as "Common Stock," 7,412,500 shares are classified as "7.875% Series A Cumulative Redeemable Preferred Stock," and 4,600,000 shares are classified as "6.00% Series B Cumulative Convertible Preferred Stock." Our Board may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock."


         SECOND:           The amendment to the charter of the Corporation as
set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

         THIRD: Immediately prior to the amendment to the charter, the Corporation had the authority to issue five hundred million (500,000,000) shares of capital stock, par value one cent ($0.01) per share, amounting in the aggregate par value to five million dollars ($5,000,000), classified as follows:
487,762,500 shares were classified as "Common Stock;" 7,637,500 shares were classified as "7.875% Series A Cumulative Redeemable Preferred Stock;" and 4,600,000 shares were classified as "6.00% Series B Cumulative Convertible Preferred Stock." Following the amendment to the charter, the Corporation will have the authority to issue one billion (1,000,000,000) shares of capital stock, par value one cent ($0.01) per share, amounting in the aggregate par value to ten million dollars ($10,000,000), classified as follows: 987,987,500 shares are classified as "Common Stock;" 7,412,500 shares are classified as "7.875% Series A Cumulative Redeemable Preferred Stock;" and 4,600,000 shares are classified as "6.00% Series B Cumulative Convertible Preferred Stock."

         FOURTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Corporation's shares of capital stock were not changed by the amendment to the charter.

         FIFTH: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.


                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to be signed in its name and on its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 21st day of April, 2008.

ATTEST                                      ANNALY CAPITAL MANAGEMENT, INC.

By:    /s/ R. Nicholas Singh (SEAL)         By:     /s/ Michael A.J. Farrell
       ---------------------                        ------------------------
Name:  R. Nicholas Singh                    Name:   Michael A.J. Farrell
Title: Secretary                            Title:  Chief Executive Officer and
                                                    President